Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor / Media Contact:
Mel Stephens
(248) 447-1624

Investor Contact:
Ed Lowenfeld
(248) 447- 4380
Lear Announces the Conversion of its
Preferred Stock into Common Stock
     SOUTHFIELD, Mich., November 10, 2010 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, announced today the mandatory conversion of all issued and outstanding shares of its Series A Convertible Participating Preferred Stock into newly issued shares of Lear Common Stock in accordance with terms of the Preferred Stock. The mandatory conversion is effective as of November 10, 2010.
     As of the close of business on November 9, 2010, Lear had 1,470,788 shares of Preferred Stock issued and outstanding. As of November 10, 2010, such shares of Preferred Stock converted on a one-for-one basis into an aggregate of 1,470,788 shares of newly issued Common Stock.
     Questions regarding the mandatory conversion of the Preferred Stock may be directed to BNY Mellon Shareowner Services at 1-800-229-8417.
     Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 80,000 employees in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.
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